FINAL EXECUTION COPY

GUARANTOR CONSENT AND RATIFICATION AND CONFIRMATION OF

FULL GUARANTY

This Guarantor Consent and Ratification and Confirmation of Guaranty Agreement (this "Consent") is dated as of May 31, 2011 and is made by BLUEGREEN CORPORATION, a Massachusetts corporation ("Guarantor").

1.         Guarantor hereby acknowledges that:

(i)         Guarantor executed and delivered to National Bank of Arizona ("Lender") that certain Full Guaranty dated as of September 30, 2010 (the "Guaranty Agreement"), pursuant to which Guarantor guaranteed the payment and performance by Bluegreen/Big Cedar Vacations, LLC, a Delaware limited liability company ("Borrower") of all the obligations owed by the Borrower to Lender under or pursuant to the Loan and Security Agreement dated as of September 30, 2010 (the "Loan Agreement"), including, without limitation, the obligations of the Borrower to the Lender under the Loan.

(ii)         Lender and Borrower are entering into that certain Amendment No. 1 to Loan and Security Agreement dated as of even date herewith (the "Amendment No. 1") in order to amend the Loan Agreement in certain respects. The amendments made pursuant to the Amendment No. 1 include, without limitation, a readvance by Lender of up to $5,000,000 of principal Loan proceeds, which principal advance(s) is identified in the Amendment No. 1 and referred to in this Consent as Tranche B. Tranche B constitutes a portion of the Loan and is evidenced by the Note.

2.         Guarantor hereby agrees that the Obligations shall include, without limitation, the obligations of the Borrower under the Amendment No. 1, together with the other documents and instruments executed in connection therewith, as further amended from time to time, and shall include the obligation of Borrower to repay Tranche B, together with interest thereon, in accordance with the Amendment No. 1, the Loan Documents and the Note. All terms, conditions and provisions set forth in the Amendment No. 1 and in any of the documents and instruments executed by the Borrower in connection therewith are hereby ratified, approved and confirmed. The Guaranty Agreement shall continue undiminished and in full force and effect, notwithstanding the making of the foregoing amendments.

3.         Except as set forth on Exhibit A attached hereto and incorporated herein by this reference, Guarantor hereby confirms and restates as if made on the date hereof each of its representations and warranties contained in the Guaranty Agreement unless such representations and warranties specifically related to a specific date in which case Guarantor hereby confirms and restates such representation and warranty as of such specific date.

4.         Guarantor represents and warrants that:

4.1        This Consent and the documents and instruments executed in connection herewith by Guarantor have been authorized by all necessary action of Guarantor and, when executed by Guarantor, will be the legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.2        Guarantor's execution, delivery and performance of this Consent do not and will not (i) violate Guarantor's Articles of Organization or any law, rule, regulation or court order to which Guarantor is subject; (ii) conflict with or result in a breach of any agreement or instrument to which Guarantor is a party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Guarantor, whether now owned or hereafter acquired, other than liens in favor of Lender.

4.3        It has had the opportunity to consult with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Consent. This Consent shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Consent or any part hereof to be drafted.

5.         It is further agreed that:

5.1        Section 2(o) of the Guaranty Agreement shall be amended and restated in its entirety as follows:

Guarantor shall maintain a Tangible Net Worth of not less than $322,473,750 which covenant shall (A) be tested as of the last day of the calendar quarter immediately prior to the Amendment No. 1 Closing and thereafter annually as of the end of each fiscal year of Guarantor; and (B) increase annually, commencing April 1, 2012 and continuing on April 1 of each calendar year thereafter, by 25% of Guarantor's net income, including any net income (loss) attributable to the non-controlling interest, from the Guarantor's prior fiscal year (the "Measuring Period"). Guarantor's Tangible Net Worth as of December 31, 2010, was $429,965,000. For the avoidance of doubt, in no event shall the foregoing Tangible Net Worth covenant of Guarantor be decreased in the event Guarantor incurs a net loss in any Measuring Period.

5.2        Guarantor will execute and deliver such further instruments and do such things as in the judgment of Lender are reasonably necessary or desirable to effect the intent of this Consent and to secure to Lender the benefits of all rights and remedies conferred upon Lender by the terms of this Consent and any other documents executed by Guarantor in connection herewith.

5.3        If any provision of this Consent is held to be invalid, illegal or unenforceable under present or future laws effective while this Consent is in effect (all of which invalidating laws are waived to the fullest extent possible), the legality, validity and enforceability of the remaining provisions of this Consent shall not in any way be affected or impaired thereby. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Consent, a provision that is legal, valid and enforceable and as similar in terms to such illegal, invalid and unenforceable provision as may be possible.

5.4        THIS CONSENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.

5.5        This Consent and the Guaranty Agreement represent the entire agreement between Guarantor and Lender with respect to the subject matter hereof and supersede all prior oral and written agreements and representations between Lender and Guarantor concerning the subject matter hereof. Delivery of an executed counterpart of this Consent electronically or by telecopy is equally effective as delivery of a manually executed counterpart of this Consent. This Consent may be executed in any number of separate counterparts, each of which when taken together will constitute one and the same instrument notwithstanding the fact that all parties have not signed the same counterpart.

5.6        As used in this Consent, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so allows.

6.         Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as set forth in or as referenced in the Guaranty Agreement.

[Signatures on following page]

SIGNATURE PAGE FOR GUARANTOR CONSENT AND RATIFICATION AND
CONFIRMATION OF FULL GUARANTY

GUARANTOR:

BLUEGREEN CORPORATION, a Massachusetts corporation

By: ___________________________
Name: Anthony M. Puleo
Title: Senior Vice President, CFO and Treasurer

Acknowledged and accepted this ___ day of ______________, 2011:

LENDER:

NATIONAL BANK OF ARIZONA, a national banking association

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

BORROWER:

BLUEGREEN/BIG CEDAR VACATIONS, LLC, a Delaware limited liability company

By: _____________________________________
Name: Anthony M. Puleo
Title: Vice President and Treasurer

EXHIBIT A

PENDING LITIGATION AND OTHER PROCEEDINGS

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $0.7 million of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. Bluegreen believes the attempt to impose such a tax is contrary to Tennessee law, and has vigorously opposed, and intends to continue to vigorously oppose, such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference. On May 31, 2011, Bluegreen Vacations received a letter dated May 25, 2011 from the State of Tennessee, Department of Revenue in response to the informal conference (the “Letter”). The Letter states that the sales tax portion of the assessment is upheld. The Letter further states that it is in response to the facts and circumstances that were presented and is not intended as a statement of policy of the State of Tennessee, Department of Revenue. Bluegreen intends to vigorously contest the findings of the Letter. While the timeshare industry has been successful in challenging the imposition of sales taxes on the use of accommodations by timeshare owners, there is no assurance that Bluegreen will be successful in contesting the current assessment.

In 2006, an interpleader action was brought against Bluegreen Vacations seeking a determination as to whether Bluegreen Vacations, as purchaser, or the plaintiffs, as seller, were entitled to the $1.4 million escrow deposit being maintained with the escrow agent pursuant to a purchase and sale contract for real property located in Destin, Florida. Both Bluegreen Vacations and the seller brought cross-claims for breach of the underlying purchase and sale contract. The seller’s complaint, as amended, includes a fraud allegation, contends that Bluegreen failed to perform under the terms of the purchase and sale contract and claims entitlement to the full amount in escrow. Bluegreen maintains that its decision not to close on the purchase of the property was proper under the terms of the purchase and sale contract and therefore Bluegreen is entitled to a return of the full escrow deposit. A trial date of May 31, 2011 has been set for this matter. Bluegreen believes the seller’s allegations are without merit and intends to vigorously defend this claim.

The Office of the Attorney General for the State of Florida (the "AGSF") has advised Bluegreen that it has accumulated a number of consumer complaints since 2005 against Bluegreen and/or its affiliates related to its timeshare sales and marketing, and has requested that Bluegreen respond on a collective basis as to how it had or would resolve the complaints. Bluegreen has determined that many of these complaints were previously addressed and/or resolved by Bluegreen. The AGSF has also requested that Bluegreen enter into a written agreement in which the parties establish a process and timeframe for determining consumer eligibility for relief (including where applicable monetary restitution, if any). Bluegreen does not believe this matter will have a material effect on Bluegreen's results of operations, financial condition or its sales and marketing activities in Florida.

Bluegreen Southwest One, L.P., (“Southwest”), a subsidiary of Bluegreen, is the developer of the Mountain Lakes subdivision in Texas. A declaratory judgment action was filed against Southwest in Texas state court through which the plaintiffs seek to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions did not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The court further ruled that Southwest was the sole holder of the right to lease the minerals to third parties. Southwest appealed the trial court’s ruling. On January 22, 2009, the appellate court reversed the trial court’s decision and ruled in Southwest’s favor and determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the plaintiffs as an executive rights holder. As a result of this decision, no damages or attorneys’ fees are owed to the plaintiffs. On May 14, 2009, the plaintiffs filed an appeal with the Texas Supreme Court asking the Court to reverse the Appellate Court’s decision in favor of Southwest. On September 15, 2010, the Court heard oral arguments on whether to reverse or affirm the Appellate Court’s decision. No information is available as to when the Texas Supreme Court will render a decision on appeal.

On September 14, 2009, plaintiffs brought suit against Southwest, Bluegreen Southwest Land, Inc. and Bluegreen Communities of Texas, L.P., subsidiaries of Bluegreen, alleging fraud, negligent misrepresentation, breach of contract, and negligence with regards to the Ridgelake Shores subdivision, developed in Montgomery County, Texas, specifically, the usability of the lakes within the community for fishing and sporting and the general level of quality at the community. The lawsuit sought material damages and the payment of costs to remediate the lake. On September 10, 2010, a tentative settlement of this matter was reached pursuant to which Bluegreen agreed to pay $0.3 million to provide for improvements to the fish habitat and general usability of the lake environment. The settlement agreement has since been fully executed and as of December 31, 2010, Bluegreen paid $0.2 million of the agreed upon settlement payment. Bluegreen has accrued the remaining $0.1 million due. Improvements to the lake are ongoing and Bluegreen will disburse the remaining funds as they are needed to complete the improvements.

On September 18, 2008, plaintiffs brought suit against Bluegreen Communities of Georgia, LLC, a Bluegreen subsidiary (“Bluegreen Georgia”), alleging fraud and misrepresentation with regards to the construction of a marina at the Sanctuary Cove subdivision located in Camden County, Georgia. Plaintiffs subsequently withdrew the fraud and misrepresentation counts and filed a count alleging violation of racketeering laws, including mail fraud and wire fraud. On January 25, 2010, plaintiffs filed a second complaint seeking approval to proceed with the lawsuit as a class action on behalf of more than 100 persons claimed to have been harmed by the alleged activities in a similar manner. Bluegreen Georgia has filed a response with the Court in opposition to class certification. Bluegreen Georgia has also filed a Motion to Dismiss the lawsuit which the Court converted to a Motion for Summary Judgment. No decision has yet been made by the Court as to whether they will certify a class or grant Bluegreen Georgia’s Motion. Bluegreen denies the allegations and intends to vigorously defend the lawsuit.

On June 3, 2010, plaintiffs filed suit against Bluegreen Georgia and Sanctuary Cove at St. Andrews Sound Community Association, Inc., alleging breach by Bluegreen Georgia and the community association of a bulk cable TV services contract at Bluegreen's Sanctuary Cove single family residential community being developed in Waverly, Georgia. In its complaint, the plaintiffs alleged that approximately $0.2 million in unpaid bulk cable fees are due from the defendants, and that the non-payment of fees will continue to accrue on a monthly basis. Bluegreen and the community association allege incomplete performance under the contract by the plaintiffs and that the cable system installed was inferior and did not comply with the requirements of the contract. The case went to mediation on September 20, 2010, but no resolution was reached. Both parties have filed Motions for Summary Judgment in connection with the issue whether the Community Association is a proper party under the lawsuit. A hearing date of August 11, 2011 has been set to argue those Motions. The original trial date was postponed in order for Motions to be argued and a new trial date has not yet been set.